                                                                    Exhibit 12.1

                             Paine Webber Group Inc.
         Computation of Ratio of Earnings to Combined Fixed Charges and
                            Preferred Stock Dividends
                            (In thousands of dollars)

                                                   Three Months                        Years Ended December 31,
                                                  Ended March 31, ------------------------------------------------------------------
                                                       1996          1995         1994           1993          1992          1991
                                                    ----------    ----------    ----------    ----------    ----------    ----------
Income before taxes                                 $  154,616    $  102,677    $   44,385    $  407,576    $  339,115    $  226,247
                                                    ----------    ----------    ----------    ----------    ----------    ----------

Preferred stock dividends                               10,962        36,260         1,710         5,828        27,789        34,732
                                                    ----------    ----------    ----------    ----------    ----------    ----------

Fixed charges:

  Interest                                             467,391     1,969,811     1,428,653     1,130,712       879,242     1,056,124

  Interest factor in rents                              15,119        59,491        51,102        50,133        45,962        43,804
                                                    ----------    ----------    ----------    ----------    ----------    ----------

  Total fixed charges                                  482,510     2,029,302     1,479,755     1,180,845       925,204     1,099,928
                                                    ----------    ----------    ----------    ----------    ----------    ----------

Total fixed charges and preferred
  stock dividends                                      493,472     2,065,562     1,481,465     1,186,673       952,993     1,134,660
                                                    ----------    ----------    ----------    ----------    ----------    ----------

Income before taxes and fixed charges               $  637,126    $2,131,979    $1,524,140    $1,588,421    $1,264,319    $1,326,175
                                                    ==========    ==========    ==========    ==========    ==========    ==========

Ratio of earnings to fixed charges
  and preferred stock dividends                           1.3           1.0           1.0           1.3           1.3            1.2
                                                   ==========    ==========    ==========    ==========    ==========     ==========


For purposes of computing the ratio of earnings to combined fixed charges and preferred stock dividends (tax effected), "earnings" consist of income before taxes and fixed charges. "Fixed charges" consist of interest expense incurred on securities sold under agreements to repurchase, short-term borrowings, long-term borrowings and that portion of rental expense estimated to be representative of the interest factor.